Exhibit 99.1

DEL MONTE FOODS AND NATURAL BALANCE PET FOODS®, INC.

ANNOUNCE MERGER AGREEMENT

Merger to expand Del Monte’s presence in fast-growing pet specialty channel; sets the stage for Natural Balance’s continued growth

SAN FRANCISCO — May 22, 2013 — Del Monte Foods and Natural Balance Pet Foods®, Inc. announced today that the companies have signed a merger agreement. Natural Balance Pet Foods®, makers of super-premium pet food for dogs and cats sold throughout North America and also in Europe and Asia, will join Del Monte’s robust pet products portfolio.

“Natural Balance was created nearly 25 years ago to give pet parents the best super-premium pet food on the market,” said Joey Herrick, president and founder, Natural Balance Pet Foods®, Inc. “After careful consideration, we believe we’ve found the perfect partner to help the business grow for the next 25 years. Not only does Del Monte care about pets as much as we do, they have a complementary culture and set of values, their respected brands are found in eight out of ten U.S. households and they have been a trusted name for healthy, quality consumer food for more than 100 years. Natural Balance looks forward to working hand-in-hand with Del Monte to leverage their strong distribution, supply chain and innovation resources that will help the brand achieve its next level of growth.”

“Natural Balance will continue to offer pet parents super-premium, high quality formulas that they have come to know and expect, and we look forward to continuing to nurture our valued relationships with our customers and other partners,” continued Herrick.

“Del Monte Foods is proud to welcome Natural Balance® into the Del Monte family of brands,” said Dave West, CEO, Del Monte Foods. “Natural Balance is well-positioned in the super-premium pet specialty channel and Del Monte looks forward to supporting and further strengthening that position, while honoring the brand’s esteemed culture and history.”

Continued West, “This merger is consistent with our long-term strategy for Del Monte to further strengthen our pet food and snacks brand portfolio and accelerate growth by expanding in the pet specialty channel. This offers us exciting prospects for continued growth, particularly in terms of strengthening our reach to independent pet retailers.”

The merger includes the equity interest held by private equity firm VMG Partners. “We are very proud to have worked side by side with Joey and the Natural Balance team in building one of the strongest brands in the pet specialty channel. We are excited about passing the baton to Del Monte Foods, who we believe will continue to grow and strengthen the Natural Balance brand,” said David Baram, VMG Managing Director.

Natural Balance Pet Foods®, Inc. was founded in 1989 by Dick Van Patten and Joey Herrick. Today, the brand includes both dog and cat formulas and spans wet food, dry food and treats. Natural Balance is headquartered in Pacoima, CA.

The purchase price and financial terms are not disclosed. The merger includes all Natural Balance® brands, products and other trademarks. The companies anticipate the merger will close in mid-June, subject to customary closing conditions and regulatory clearances.

About Dick Van Patten’s Natural Balance Pet Foods®

Natural Balance® Pet Foods, created in 1989 by Dick Van Patten and Joey Herrick, is a leading premium pet food brand, offering more than 225 dog and cat products. Natural Balance products include Original Ultra® Ultra Premium Pet Foods, L.I.D. Limited Ingredient Diets® Formulas, ALPHA® Grain-Free Formulas, Delectable Delights™ Stews for dogs and cats and many more.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2012. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

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CONTACTS:

Chrissy Trampedach, Del Monte Foods, (415) 247-3420, media.relations@delmonte.com

Joanna DiNizio, Coyne PR for Del Monte Foods, (973) 588-2000, jdinizio@coynepr.com

Rob Bailey, RBCPR for Natural Balance Pet Foods, Inc., 201-760-0200 ext. 101, rbailey@rbcpr.com